EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-133907 on Form S-1 of our report dated May 5, 2006 (January 4, 2007 as to the effect of the restatement, discussed in Note 15) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 15) related to the financial statements of Pharmasset Inc. and subsidiary as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading of “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

January 12, 2007